EXHIBIT 99.1

 STRYKER REPORTS 7% SALES GROWTH, 14% NET EARNINGS GROWTH

FOR QUARTER ENDED SEPTEMBER 30, 2010

Kalamazoo, Michigan - October 19, 2010 - Stryker Corporation (NYSE:SYK) reported operating results for the quarter ended September 30, 2010 as follows:

Third Quarter Highlights

•	Net sales increased 7.0% on a constant currency basis (6.9% as reported) to $1,768 million
•	Orthopaedic Implants sales increased 1.3% on a constant currency basis (1.2% as reported)
•	MedSurg Equipment sales increased 16.3% on a constant currency basis (16.1% as reported)
•	Adjusted net earnings increased 14.2% from $277 million to $317 million and adjusted diluted net earnings per share increased 15.9% from $0.69 to $0.80
•	Reported net earnings increased 47.5% from $229 million to $338 million and reported diluted net earnings per share increased 49.1% from $0.57 to $0.85

"We are pleased that our third quarter results continue to reinforce the strengths provided by our unique set of businesses. As we move into the final quarter of the year, we remain focused on delivering on the goals we outlined at the start of 2010 as it relates to both sales and earnings while also ensuring we are making investments in our business to position us for continued growth in the future," commented Stephen P. MacMillan, Chairman, President and Chief Executive Officer.

Sales Analysis

Net sales increased 6.9% to $1,768 million for the third quarter of 2010. On a constant currency basis, net sales increased 7.0% in the quarter.

Domestic sales were $1,174 million for the third quarter of 2010, representing an increase of 9.7%, as a result of higher shipments of Orthopaedic Implants and MedSurg Equipment.

International sales were $594 million for the third quarter of 2010, representing an increase of 1.7%.  The impact of foreign currency comparisons to the dollar value of international sales was unfavorable by $2 million in the third quarter of 2010.  On a constant currency basis, international sales increased 2.1% in the third quarter of 2010, as a result of higher shipments of MedSurg Equipment partially offset by lower sales of Orthopaedic Implants.

Worldwide sales of Orthopaedic Implants were $1,029 million for the third quarter of 2010, representing an increase of 1.2%.  On a constant currency basis, sales of Orthopaedic Implants increased 1.3% in the third quarter of 2010, based on higher domestic sales of hips, knees, and trauma implant systems.

Worldwide sales of MedSurg Equipment were $739 million for the third quarter of 2010, representing an increase of 16.1%.  On a constant currency basis, sales of MedSurg Equipment increased 16.3% in the third quarter of 2010, based on higher shipments of surgical equipment and surgical navigation systems, endoscopic and communications systems and patient handling and emergency medical equipment as well as sales growth through acquisitions.

Earnings Analysis

Net earnings for the third quarter of 2010 included a gain of $13 million (net of income tax expense) as a result of the sale of the Company's Orthopaedic Implants manufacturing facility based in Caen, France.  In addition, during the third quarter of 2010, the Company recorded a favorable income tax expense adjustment of $7 million to reduce the income tax liability originally recorded in the fourth quarter of 2009 associated with the repatriation of foreign earnings to the United States.  Net earnings for the third quarter of 2009 were reduced by $48 million in restructuring charges (net of income tax benefits) related to decisions to terminate certain third party agent agreements, simplify some Company organizations and discontinue selling certain products.

Excluding the impacts of the 2010 gain on sale of assets and income tax adjustment as well as the 2009 restructuring charges described above, adjusted net earnings for the third quarter of 2010 of $317 million increased 14.2% over adjusted net earnings of $277 million for the third quarter of 2009.  Adjusted diluted net earnings per share for the third quarter of 2010 were $0.80, representing a 15.9% increase over adjusted diluted net earnings per share of $0.69 for the third quarter of 2009.

Net earnings for the third quarter of 2010 were $338 million, representing a 47.5% increase over net earnings of $229 million for the third quarter of 2009.  Diluted net earnings per share for the third quarter of 2010 were $0.85, representing a 49.1% increase compared to $0.57 for the third quarter of 2009.

2010 Outlook

Given the underlying strength of the Company's diversified product and services offering, the financial forecast for 2010 is being updated to increase the constant currency net sales range from 5 - 8% to an increase of 7 - 8%. If foreign currency exchange rates hold near September 30, 2010 levels, the Company anticipates an unfavorable impact on net sales of approximately 0 - 1% for the fourth quarter of 2010, and a favorable impact on net sales of approximately 0.5 - 1% for the full year of 2010. Given the change to the net sales outlook, the Company now projects that adjusted diluted net earnings per share for 2010 will be in the range of $3.27 - $3.30, an increase of 11 - 12% over adjusted diluted net earnings per share of $2.95 in 2009, versus the previous range of $3.20 - $3.30.

Conference Call

As previously announced the Company will host a conference call for financial analysts at 4:30 p.m., Eastern Time, today to discuss the Company's operating results for the quarter ended September 30, 2010 and provide an operational update.  To participate in the conference call dial 866-270-6057(domestic) or 617-213-8891 (international) and enter the participant passcode 19349658. A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.

A recording of the call will also be available from 8:30 p.m., Eastern Time, on Tuesday, October 19, 2010, until 11:58 p.m. on Tuesday, October 26, 2010. To hear this recording, dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter the passcode 30594001.

Forward Looking Statements

Certain statements made in the presentation may constitute forward-looking statements. They will be based upon management's current expectations and will be subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for the Company's products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for the Company's products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; unfavorable resolution of tax audits; changes in financial markets; and changes in the competitive environment.  Additional information concerning these and other factors is contained in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care.   The Company provides innovative orthopaedic implants as well as state-of-the-art medical and surgical equipment to help people lead more active and more satisfying lives.  For more information about Stryker, please visit www.stryker.com.

STRYKER CORPORATION
For the Three Month and Nine Month Periods Ended September 30, 2010
(Unaudited - In Millions Except Per Share Amounts)

	Third Quarter			Nine Months
CONDENSED STATEMENTS OF EARNINGS	2010	2009	% Change	2010	2009	% Change

Net sales	$1,767.6	$1,653.3	6.9	$5,324.9	$4,888.9	8.9
Cost of sales	540.8	538.7	0.4	1,661.5	1,590.5	4.5

GROSS PROFIT	1,226.8	1,114.6	10.1	3,663.4	3,298.4	11.1
% of Sales	69.4	67.4		68.8	67.5

Research, development and
engineering expenses	98.6	83.7	17.8	283.2	246.7	14.8
Selling, general and
administrative expenses	643.3	643.9	(0.1)	1,972.9	1,877.6	5.1
Intangibles amortization	14.4	8.6	67.4	42.3	26.7	58.4
Restructuring charges	-	67.0	(100.0)	-	67.0	(100.0)

	756.3	803.2	(5.8)	2,298.4	2,218.0	3.6

OPERATING INCOME	470.5	311.4	51.1	1,365.0	1,080.4	26.3
% of Sales	26.6	18.8		25.6	22.1

Other income (expense)	(8.6)	3.0	-	(14.7)	20.4	-

EARNINGS BEFORE INCOME TAXES	461.9	314.4	46.9	1,350.3	1,100.8	22.7

Income taxes	124.2	85.4	45.4	371.9	299.4	24.2

NET EARNINGS	$337.7	$229.0	47.5	$978.4	$801.4	22.1

Net earnings per share
Basic	$ 0.85	$ 0.58	46.6	$ 2.46	$ 2.02	21.8
Diluted	$ 0.85	$ 0.57	49.1	$ 2.45	$ 2.01	21.9

Average Shares Outstanding
Basic	397.0	397.6		397.0	397.2
Diluted	398.1	399.6		399.1	399.1

RECONCILIATION OF REPORTED NET EARNINGS TO ADJUSTED NET EARNINGS

	Third Quarter			Nine Months
	2010	2009	% Change	2010	2009	% Change
NET EARNINGS
Reported net earnings	$337.7	$229.0	47.5	$978.4	$801.4	22.1
Restructuring charges	-	48.4	(100.0)	-	48.4	(100.0)
Gain on sale of property, plant and equipment	(13.4)	-	-	(13.4)	-	-
Income taxes on repatriation of foreign earnings	(7.4)	-	-	(7.4)	-	-
Adjusted net earnings	$316.9	$277.4	14.2	$957.6	$849.8	12.7

DILUTED NET EARNINGS PER SHARE
Reported diluted net earnings per share	$ 0.85	$ 0.57	49.1	$ 2.45	$ 2.01	21.9
Restructuring charges	-	$ 0.12	(100.0)	-	$ 0.12	(100.0)
Gain on sale of property, plant and equipment	$ (0.03)	-	-	$ (0.03)	-	-
Income taxes on repatriation of foreign earnings	$ (0.02)	-	-	$ (0.02)	-	-
Adjusted diluted net earnings per share	$ 0.80	$ 0.69	15.9	$ 2.40	$ 2.13	12.7

STRYKER CORPORATION
For the Three Month and Nine Month Periods Ended September 30, 2010
(Unaudited - In Millions)

	Third Quarter				Nine Months
			% Change				% Change
				Constant				Constant
CONDENSED SALES ANALYSIS	2010	2009	Reported	Currency	2010	2009	Reported	Currency

Domestic	$ 1,173.8	$ 1,069.6	9.7	9.7	$ 3,507.2	$ 3,158.8	11.0	11.0
International	593.8	583.7	1.7	2.1	1,817.7	1,730.1	5.1	1.2

NET SALES	$ 1,767.6	$ 1,653.3	6.9	7.0	$ 5,324.9	$ 4,888.9	8.9	7.5

Orthopaedic Implants	$ 1,028.8	$ 1,016.7	1.2	1.3	$ 3,142.1	$ 3,004.1	4.6	3.0
MedSurg Equipment	738.8	636.6	16.1	16.3	2,182.8	1,884.8	15.8	14.8

NET SALES	$ 1,767.6	$ 1,653.3	6.9	7.0	$ 5,324.9	$ 4,888.9	8.9	7.5

	Third Quarter
	% Change
	Domestic	International		Total
			Constant		Constant
SUPPLEMENTAL SALES GROWTH ANALYSIS	Reported	Reported	Currency	Reported	Currency

Orthopaedic Implants sales:
Hips	3	0	(1)	2	1
Knees	2	(4)	(5)	0	0
Trauma	7	(1)	1	2	4
Spine	0	3	4	1	1
Total Orthopaedic Implants	3	(1)	(1)	1	1

MedSurg Equipment sales:
Surgical equipment and surgical navigation systems	14	10	11	13	13
Endoscopic and communications systems	8	5	6	7	8
Patient handling and emergency medical equipment	8	7	6	8	8
Total MedSurg Equipment	19	8	9	16	16

	Nine Months
	% Change
	Domestic	International		Total
			Constant		Constant
	Reported	Reported	Currency	Reported	Currency

Orthopaedic Implants sales:
Hips	4	5	0	5	2
Knees	6	1	(4)	4	3
Trauma	11	6	4	8	7
Spine	1	11	8	3	3
Total Orthopaedic Implants	5	4	1	5	3

MedSurg Equipment sales:
Surgical equipment and surgical navigation systems	9	4	1	8	7
Endoscopic and communications systems	8	8	5	8	7
Patient handling and emergency medical equipment	21	12	5	19	18

STRYKER CORPORATION
(Unaudited - In Millions)

	September 30	December 31
CONDENSED BALANCE SHEETS	2010	2009

ASSETS

Cash and cash equivalents	$925.6	$658.7

Marketable securities	3,589.0	2,296.1

Accounts receivable (net)	1,158.6	1,147.1

Inventories	1,035.3	943.0

Other current assets	835.2	806.3

TOTAL CURRENT ASSETS	7,543.7	5,851.2

Property, plant and equipment (net)	931.6	947.6

Goodwill and other intangibles (net)	1,604.5	1,591.5

Other assets	692.1	681.0

TOTAL ASSETS	$10,771.9	$9,071.3

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities	$1,406.0	$1,441.0

Other liabilities	1,063.5	1,035.2

Long-term debt	996.4	-

Shareholders' equity	7,306.0	6,595.1

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$10,771.9	$9,071.3

STRYKER CORPORATION
For the Three Month and Nine Month Periods Ended September 30, 2010
(Unaudited - In Millions)

	Third Quarter		Nine Months
CONDENSED STATEMENTS OF CASH FLOWS	2010	2009	2010	2009

OPERATING ACTIVITIES

Net earnings	$337.7	$229.0	$978.4	$801.4

Depreciation	39.7	41.1	119.6	117.9

Amortization	61.4	55.5	179.3	162.6

Restructuring charges	-	67.0	-	67.0

Changes in working capital and other	(10.5)	73.2	(247.5)	(228.3)

NET CASH PROVIDED BY OPERATING ACTIVITIES	428.3	465.8	1,029.8	920.6

INVESTING ACTIVITIES

Acquisitions, net of cash acquired	(0.8)	(6.0)	(62.2)	(17.7)

Purchases of marketable securities, net	(190.1)	(146.3)	(1,362.4)	(397.8)

Purchases of property, plant and equipment	(58.5)	(28.6)	(127.0)	(89.6)

Proceeds from sales of property, plant and equipment	53.8	0.6	54.0	1.5

NET CASH USED IN INVESTING ACTIVITIES	(195.6)	(180.3)	(1,497.6)	(503.6)

FINANCING ACTIVITIES

Proceeds from (payments of) borrowings, net	(0.8)	(1.9)	998.2	(2.8)

Dividends paid	(59.5)	-	(178.7)	(158.6)

Repurchase and retirement of common stock	-	-	(111.1)	-

Other	(63.5)	(17.1)	50.7	(17.9)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(123.8)	(19.0)	759.1	(179.3)

Effect of exchange rate changes on cash and cash equivalents	31.5	27.5	(24.4)	21.5

CHANGE IN CASH AND CASH EQUIVALENTS	$140.4	$294.0	$266.9	$259.2

CONTACT:	Katherine A. Owen
Vice President, Strategy and Investor Relations
269-385-2600